UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2011

Cavco Industries, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 North Central Avenue, Suite 800, Phoenix, Arizona	85004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 256-6263

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets
As previously reported, Fleetwood Homes, Inc. (“Fleetwood Homes”), a subsidiary of Cavco Industries, Inc. (the “Company”), through its wholly-owned subsidiary, Palm Harbor Homes, Inc., a Delaware corporation (“Acquisition Co.”), entered into an agreement (the “Purchase Agreement”) with Palm Harbor Homes, Inc., a Florida corporation and certain of its subsidiaries (“Palm Harbor”) to purchase substantially all of the assets, and assume specified liabilities, of Palm Harbor, pursuant to an auction process under Section 363 of the U.S. Bankruptcy Code. The Company and Third Avenue Value Fund (“Third Avenue”) each owns 50% of Fleetwood Homes. See Note 9 of Notes to Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010 for additional information. On March 1, 2011, Acquisition Co. was selected as the successful bidder in the court auction with a bid of $83.9 million, subject to certain post-closing adjustments. The transaction was approved and a sale order entered by the U.S. Bankruptcy Court on March 4, 2011.
On April 25, 2011, Acquisition Co. completed the purchase of the Palm Harbor assets and certain liabilities pursuant to the Amended and Restated Asset Purchase Agreement dated March 1, 2011. The effective date of the transaction was April 23, 2011. The aggregate gross purchase price of $83.9 million is exclusive of transaction costs and specified liabilities assumed and post-closing adjustments. Of the purchase price, (i) approximately $45.3 million was used to retire the debtor-in-possession loan previously made by Fleetwood Homes to Palm Harbor; and (ii) $13.4 million was deposited in escrow pending regulatory approval to transfer the stock of Standard Casualty Co. to Acquisition Co., at which time the escrowed funds will be released to Palm Harbor. The purchase price was funded by Fleetwood Homes’ cash on hand along with equal equity contributions from the Company and Third Avenue.
Acquisition Co. acquired five operating manufactured housing production facilities, idled factories in nine locations, 49 operating retail locations, one office building, real estate, all related equipment, accounts receivable, customer deposits, inventory, certain trademarks and trade names, intellectual property, and specified contracts and leases. In addition, Acquisition Co. purchased all of the outstanding shares of CountryPlace Acceptance Corp., CountryPlace Mortgage, Ltd. and their wholly-owned finance subsidiaries. Acquisition Co. also acquired all of the outstanding shares of Standard Insurance Agency, Inc. and its wholly-owned insurance agency subsidiary, subject, however to a “claw-back” agreement to return those shares to Palm Harbor if regulatory approval of the Standard Casualty Co. transfer cannot be obtained, as described above. Further, Acquisition Co. assumed certain liabilities of Palm Harbor, including primarily certain warranty obligations.
See the Company’s Current Reports on Form 8-K filed on November 29, 2010, March 2, 2011 and March 4, 2011 for more information concerning the Purchase Agreement and the debtor-in-possession financing. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 29, 2010.

Item 9.01.	Financial Statements and Exhibits
(a)	Financial Statements of Business Acquired
The financial statements required by this Item 9.01(a) are not included in this initial Current Report on Form 8-K. The financial statements will be filed by an amendment to this report within the time period specified in the instructions to Item 9.01 of Form 8-K.
(b)	Pro Forma Financial Information
The pro forma financial information required by this Item 9.01(b) is not included in this initial Current Report on Form 8-K. The pro forma financial information will be filed by an amendment to this report within the time period specified in the instructions to Item 9.01 of Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVCO INDUSTRIES, INC.
By:	/s/ James P. Glew
	Name:	James P. Glew
	Title:	Secretary

Date: April 28, 2011